UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2025

ART’S-WAY MANUFACTURING CO., INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-05131	42-0920725
(Commission File Number)	(IRS Employer
Identification No.)
5556 Highway 9 Armstrong, Iowa 50514
(Address of principal executive offices) (Zip Code)

(712) 208-8467
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock $0.01 par value	ARTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01          Entry into a Material Definitive Agreement.

On December 19, 2025, Art’s-Way Manufacturing Co., Inc. (the “Company”), entered into a Solar System Purchase Agreement (the “Agreement”) with Midwest Solar Installers (“Midwest”) for the sale and installation of a solar energy system at the Company’s principal executive offices. The contract price is $1,402,336, subject to a final site survey and engineering review and any amendments and change orders agreed to in writing by the Company and Midwest. The Company paid 5% of the contract price upon execution of the Agreement and agreed to pay 65% of the contract price no later than three days prior to the scheduled delivery of equipment to the project site and the remaining 30% of the contract price within three days of the system passing its final electrical inspection. The Company has granted Midwest a security interest in the solar equipment to secure payment of the contract price. The Company estimates that the solar project will eliminate 100% of its electricity costs for the next 30 years, which is the estimated useful life of the equipment, under the assumption that excess energy will be put back on the local grid. Current electricity costs are approximately $155,000 per year. The Company will also be eligible for Investment Tax Credits equal to 30% of the project cost limited by future taxable income.

The Agreement contains termination provisions that allow each of the parties to terminate the Agreement in certain circumstances. The Company may terminate the Agreement in the following circumstances:

1.	If Midwest proposes an increased contract price in a proposed change order following site assessment and engineering review;

2.	If site assessment and engineering review recommend changes to the Company’s infrastructure that the Company is unable or unwilling to complete; and

3.	If Midwest proposes an increased contract price in a proposed change order based on an increase in the cost of equipment or materials.

Midwest may terminate the Agreement in the following circumstances:

1.	If the Company refuses to sign a change order that proposes an increased contract price following engineering review;

2.	If the Company is unable or unwilling to make changes to its infrastructure recommended to it as part of site assessment and engineering review; and

3.	If the Company refuses to sign a change order that proposes an increased contract price based on an increase in the cost of equipment or materials.

Both parties have agreed to indemnify, defend and hold harmless the other party and its employees, officers, directors, agents, and assigns from any and all third-party claims, actions, costs, expenses (including reasonable attorneys’ fees and expenses), damages, liabilities, penalties, losses, obligations, demands, and liens of any kind arising out of or relating to its negligence and/or its failure to perform its obligations under the Agreement. Neither party is required to indemnify the other for its own negligence, willful misconduct, or fraud. The Agreement also includes customary limitation of liability provisions.

The Company applied for a grant from the United States Department of Agriculture under its Rural Energy for America Program of which 25% of the total eligible project costs can be paid for with USDA funds and another 50% of the project costs can be guaranteed in the form of a loan from the USDA. The Company will be entitled to a refund of its deposit if the grant is not awarded, less documented expenses, should the Company choose to not move forward.

The provisions of the Agreement are not for the benefit of any party other than the parties to the Agreement and are not intended as a document for investors and the public to obtain factual information about the Company. Rather, investors and the public should look to the other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is filed (with certain portions redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K) as Exhibit 10.1 and is incorporated herein by reference.

Caution Regarding Forward-Looking Statements

Statements contained in this Current Report on Form 8-K that are not historical facts are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain material assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. For further information on these and other risks and uncertainties, see the Company’s filings with the Securities and Exchange Commission, which are available at www.sec.gov. Except as required by law, the Company does not assume any obligation to release publicly any revisions to forward-looking statements contained in this Current Report to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Item 9.01          Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description of Exhibit

10.1*	Solar System Purchase Agreement, dated as of December 19, 2025, by and between Art’s-Way Manufacturing Co., Inc., and Midwest Solar Installers

104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

*         Portions of this exhibit have been redacted in compliance with Regulation S-K, Item 601(b)(10)(iv).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 29, 2025

ART’S-WAY MANUFACTURING CO., INC.

/s/ Michael W. Woods
Michael W. Woods
Chief Financial Officer